Exhibit 10.4

                              EMPLOYMENT AGREEMENT
                      BETWEEN FIRST AMERICAN CAPITAL CORP.
                             AND JOHN F. VAN ENGELEN

         This employment agreement is effective the first day of July, 2005, between First American Capital Corporation, a corporation organized and existing under the laws of Kansas, with its principal office located at 1303 SW First American Place, in Topeka, Kansas ("EMPLOYER"), and John F. Van Engelen of 4624 NW Kendall Drive, in Topeka, Kansas ("EXECUTIVE").


                                    RECITALS


A. Employer is engaged in the insurance business and maintains business premises at 1303 SW First American Place, in Topeka, Kansas (the "BUSINESS PREMISES").

B. Executive is willing to be employed by Employer, and Employer is willing to employ Executive, on the terms and conditions set forth below. In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

         1. EMPLOYMENT. Employer employs Executive as President and Chief Executive Officer at the Business Premises, and Executive accepts and agrees to such employment.

         2. DUTIES. Subject to the supervision and pursuant to the orders, advice, and direction of Employer, Executive shall perform such duties as are customarily performed by one holding such position in other businesses or enterprises of the same or similar nature as that engaged in by Employer. Executive shall additionally render such other and unrelated services and duties as may be assigned to him from time to time by Employer.

                  (a) Chief Executive Officer's obligation to serve on board of directors. During the term of this Agreement, Executive shall serve, if and when elected, and re-elected, as a member of the board of directors of Employer or of any of its subsidiaries, affiliates or divisions, and as an officer of any subsidiary, affiliate or division, if elected. When this agreement terminates, Executive will, if requested by the board of Employer, tender his resignation from any and all such board positions.

         3. MANNER OF PERFORMANCE. Executive shall at all times faithfully, industriously, and to the best of his ability, experience and talent, perform all duties that may be required of and from him pursuant to the express and implicit terms of this agreement, to the reasonable satisfaction of Employer. Such duties shall be rendered at the Business Premises and at such other place or places as Employer shall in good faith require or as the interests, needs, business, and opportunities of Employer shall require or make advisable.


                                       -1.


         4. TERM. The term of employment shall be one (1) year, commencing on July 1, 2005 and terminating June 30, 2006 (the "TERM").

                  (a) Termination for cause. Employer may terminate Executive's employment under this agreement for Cause (as defined below) as provided in this section. If the Employer terminates the Executive's employment for Cause, within 30 days of termination the Executive shall be entitled to:

                           (i) any annual bonus accrued but not yet paid as of the date of termination;

                           (ii)     any accrued vacation pay;

                           (iii) reimbursement for expenses incurred but not yet paid prior to such termination of employment; and

                           (iv) any other compensation and benefits, including deferred compensation, as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company.

                  (b) Notice. In any case described in this section, the Executive shall be given written notice authorized by a vote of at least a majority of the members of the Board of Directors that the Employer intends to terminate the Executive's employment for Cause. Such written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Executive's employment for Cause. The Executive shall be given the opportunity within 30 calendar days of the receipt of such notice to meet with the Board of Directors to defend such act or acts, or failure to act, and the Executive shall be given 15 business days after such meeting to correct such act or failure to act. Upon failure of the Executive, within such latter 15-day period, to correct such act or failure to act, the Executive's employment by the Employer shall automatically be terminated under this section for Cause. Anything in this section to the contrary notwithstanding, if, following a termination of the Executive's employment by the Employer for Cause based upon the conviction of the Executive for a felony involving actual dishonesty as against the Employer, such conviction is overturned on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits that the Executive would have received as a result or a termination of the Executive's employment by the Employer without Cause.

                  (c)      Cause. For purposes of this section, "Cause" means
(a) the Executive is convicted of a felony involving actual dishonesty as against the Employer, or (b) the Executive, in carrying out his duties and responsibilities under this agreement, voluntarily engages in conduct which is demonstrably and materially injurious to the Employer or otherwise, unless such act, or failure to act, was believed by the Executive in good faith to be in the best interests of the Employer.


                                       -2.


         5. COMPENSATION. Employer shall pay Executive and Executive agrees to accept from Employer, in full payment for Executive's services under this agreement, compensation at the rate of one hundred forty four thousand eight hundred dollars ($144,800) per annum ("ANNUAL COMPENSATION"), payable every two weeks, or as the case may be. In addition to the foregoing, Employer will reimburse Executive for any and all necessary, customary, and usual expenses incurred by him while traveling for and on behalf of Employer pursuant to Employer's directions.

                  (a) Performance bonus. Subject to satisfactory performance as determined by Employer, Executive shall receive a performance bonus valued at no less than 20 percent of Executive's Annual Compensation, such bonus to be paid on or before January 31 of the immediately succeeding calendar year for such bonus period.

                  (b) Severance in case of termination by Employer. After the Term, and in the event the Employer shall terminate Executive, with or without cause, Employer shall pay to Executive an amount equal to three (3) months Annual Compensation within thirty (30) days of such termination.

                  (c) Severance in case of termination by Executive. In the event Executive shall resign, Employer shall pay to Executive the amounts due under 4a, above.

                  (d) Change of control. In the event of a change of control involving the acquisition by an outside party of 20 percent or greater of Employer's common equity, Employer shall pay to Executive one hundred forty four thousand eight hundred dollars ($144,800). Such payment shall be made to Executive within thirty (30) days of the last day on which Executive remained in Employer's employ.

                  (e) Other compensation. During the term of this agreement, Employer shall provide to Executive at Employer's expense, a $2,000 annual educational reimbursement fund, use of a laptop computer and a cellular telephone.

         6. LOYALTY. Executive shall devote all of his time, attention, knowledge, and skill solely and exclusively to the business and interests of Employer, and Employer shall be entitled to all benefits, emoluments, profits, or other issues arising from or incident to any and all work, services, and advice of Executive. Executive agrees that during the term of this agreement he will not be interested, directly or indirectly, in any form, fashion, or manner, as partner, officer, director, stockholder, advisor, employee, or in any other form or capacity, in any other business similar to Employer's business or any allied trade, except that nothing contained in this agreement shall be deemed to prevent or limit the right of Executive to invest any of his surplus funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything contained in this agreement be deemed to prevent Executive from investing or limit Executive's right to invest his surplus funds in real estate.


                                       -3.


         7. NONDISCLOSURE OF INFORMATION. Executive will not at any time, in any fashion, form, or manner, either directly or indirectly divulge, disclose, or communicate to any person, firm, or corporation in any manner whatsoever any non-public information provided it is deemed to be confidential, material, and important.

                  (a) Nondisclosure. Executive shall not, during or after the term of this agreement, directly or indirectly, use, disseminate, or disclose to any person, firm, or other business entity for any purpose whatsoever, any information not generally known in the industry in which Employer is or may be engaged which was disclosed to Executive or known by Executive as a consequence of or through his employment by Employer. This includes information regarding Employer's non-public information concerning its products, processes, customers, services, and includes information relating to research, development, inventions, accounting, marketing, and selling.

                  (b) Return of documents. To protect the interests of Employer, Executive agrees that, during or after the termination of Executive's employment by Employer, all documents, records, notebooks and similar repositories containing such information described in subsection (a) above, including copies of such items, then in Executive's possession or work area, whether prepared by Executive or others, are the property of Employer and shall be returned to Employer upon Employer's request.

         8. NONCOMPETITION. During the term of Executive's employment by Employer and for two (2) years after termination of such employment, Executive agrees that Executive will not, without the prior written consent of Employer, directly or indirectly, whether as an Executive, officer, director, independent contractor, consultant, stockholder, partner or otherwise, engage in or assist others to engage in or have any interest in any business which directly competes with Employer in any geographic area in which Employer markets its products during the year preceding termination, subject to the following exceptions: This provision shall not be binding upon Executive (i) in those geographic areas in which Employer's annual direct premium income as measured in the calendar year preceding termination constitutes less than 25 percent of employer's total annual direct premium income during that year; and (ii) in respect to the business of annuities, health and disability insurance, and pension products, either individual or group.

                  (a) Solicitation of executives. Executive agrees that during the term of Executive's employment and for two (2) years after the termination of such employment, Executive will not induce or attempt to induce any person who is an employee of Employer to leave the employ of Employer and engage in any business which competes with Employer. This provision shall not apply to those employees with whom Executive had a business relationship prior to February of 2004.

                  (b) Maximum restrictions of time, scope, and geographic area intended. The parties agree and acknowledge that the time, scope and geographic area and other provisions of this agreement have been specifically negotiated by the parties, and Executive specifically agrees that such time, scope and geographic areas, and other provisions are reasonable under these circumstances. Executive further agrees that if, despite the express agreement of the parties to


                                       -4.


this agreement, a court should hold any portion of this agreement unenforceable for any reason, the maximum restrictions of time, scope and geographic area reasonable under the circumstances, as determined by the court, will be substituted for the restrictions held unenforceable.

         9. CONTRACT TERMS TO BE EXCLUSIVE. This written agreement contains the sole and entire agreement between the parties, and supersedes any and all other agreements between them. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this agreement or any representations inducing the execution and delivery of this agreement except such representations as are specifically set forth in this agreement, and each party acknowledges that he or it has relied on his or its own judgment in entering into the agreement. The parties further acknowledge that any statements or representations that may have been made prior to this agreement by either of them to the other are void and of no effect and that neither of them has relied on the same in connection with his or its dealings with the other.

         10. WAIVER OR MODIFICATION. No waiver or modification of this agreement or of any covenant, condition, or limitation contained in this agreement shall be valid unless in writing and duly executed by the party to be charged with the same. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this agreement, or the rights or obligations of any party under this agreement, unless such waiver or modification is in writing and duly executed. The provisions of this paragraph may not be waived except as set forth in this paragraph.

         11. GOVERNING LAW. This agreement and performance under it shall be construed in accordance with the laws of the State of Kansas.

         12. BINDING EFFECT. This agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors, and assigns. The parties have executed this agreement at the Business Premises the day and year first above written.




/s/ Harland E. Priddle                      /s/ John F. Van Engelen
------------------------------------        ------------------------------------
Harland E. Priddle                          John F. Van Engelen
Chairman of the Board                       Executive
For Employer


Date Signed: August 16, 2005                Date Signed: August 16, 2005


                                       -5.